ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                          AMERICAN QUANTUM CYCLES, INC.

         AMERICAN QUANTUM CYCLES, INC., a corporation organized and existing under the laws of the State of Florida (the "Company "), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company pursuant to the authority of the Board of Directors as required by Section
602.0602 of the Florida Business Corporation Act.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Company (the "Board of Directors" or the "Board") in accordance with the provisions of its Articles of Incorporation and Bylaws, each as amended through the date hereof, the Board of Directors hereby authorizes a series of the Company's previously authorized Preferred Stock, par value $.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

                                    ARTICLE I

                    DESIGNATION AND STATED AMOUNT; DIVIDENDS

         The designation of this series, which consists of 600,000 shares of Preferred Stock, is the Series B Convertible Preferred Stock (the "Series B Preferred Stock") and the stated value shall be $42.16 per share (the "Stated Value"). The Series B Preferred Stock will bear no dividends, and the holders of the Series B Preferred Stock will not be entitled to receive dividends on the Series B Preferred Stock.

                                   ARTICLE II

                         DISTRIBUTIONS UPON LIQUIDATION,
                            DISSOLUTION OR WINDING UP

         In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Company, but before any distribution or payment shall be made to the holders of Junior Securities (as hereinafter defined), the holders of the Series B Preferred Stock shall be entitled

JAMES M. SCHNEIDER, ESQ., FLA BAR # 214338
Atlas, Pearlman, Trop & Borkson, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301
Phone No.: (954) 763-1200
                                        1
to be paid the Stated Value per share of all outstanding shares of Series B Preferred Stock as of the date of such liquidation or dissolution or such other winding up of the affairs of the Company either in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Series B Preferred Stock, the remaining assets and funds of the Company shall be distributed among the holders of Junior Securities, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Company, the net assets of the Company distributable among the holders of all outstanding shares of the Series B Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Company shall be distributed among the holders of the Series B Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                                   ARTICLE III

                                CONVERSION RIGHTS

         Each outstanding share of Series B Preferred Stock shall automatically be converted, without any further act of the Company or any of its shareholders, into fully paid and non-assessable shares of Common Stock of the Company immediately ipso facto upon the filing by the Company of its Articles of Amendment to its Articles of Incorporation increasing the number of authorized Common Stock to the minimum amount necessary and sufficient to permit the full conversion of the Series B Preferred Stock. Immediately upon the filing of this Amendment, the Company shall proceed as expeditiously as possible to perform all acts necessary to effect Articles of Amendment to its Articles of Incorporation in order to increase its authorized Common Stock in order to permit this conversion of the Series B Preferred Stock. The Company will effectuate the Articles of Amendment pursuant to general authorization by the shareholders of the Company at a duly called meeting of the shareholders. The holders of the Series B Preferred Stock, upon conversion, will receive 38.39 shares of Common Stock of the Company for each share of Series B Preferred Stock of the Company.

         No fractional share or scrip representing a fractional share will be issued upon conversion of the Series B Preferred Stock, which shall be rounded to the nearest whole share of Common Stock. In the event of any reclassification, merger, consolidation or change of shares of the Series B Preferred Stock and/or the Common Stock of the Company, the Company shall make adjustments to the conversion ratio which shall be nearly as equivalent to that stated above as may be practical.

         Upon the filing of Articles of Amendment increasing the number of authorized Common Stock to the minimum sufficient to effect the conversion described in paragraph one of this Article III, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided that the Company shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the ownership by such holder of shares of Series B Preferred Stock are either delivered to the Company or any transfer agent of the Company. Conversion shall be deemed to have been effected on the date of filing of the Articles of Amendment and such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series B Preferred Stock to the transfer agent of the Company), the Company shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the Conversion Date. The issuance of certificate for shares of Common Stock upon conversion shall be made without charge to the holders of such Series B Preferred Stock for any issuance in respect of the shares of Common Stock or other costs incurred by the Company in connection with such conversion and the related issuances of shares of Common Stock.

         The number of shares of Common Stock subject to conversion of each share of Series B Preferred Stock shall be subject to proportionate adjustments in certain events, including (i) the issuances of capital stock as a dividend or distribution on Common Stock, and (ii) subdivisions, combinations, forward and reverse stock splits and reclassifications of the Common Stock. The holders of Series B Preferred Stock shall receive written notice at least ten (10) days prior to the fixing of a record date for the issuance to all holders of Common Stock of rights or warrants entitling them (for a period expiring within 30 days of such record date) to subscribe for Common Stock, and (ii) the fixing of a record date for the distribution to all holders of Common Stock of evidence of indebtedness or assets (other than cash dividends) of the Company or subscription rights or warrants (other than those referred to above). Immediately upon any adjustment in the number of shares subject to conversion, the Company shall give written notice of such adjustment to all holders of Series B Preferred Stock setting forth in reasonable detail the calculation of such adjustment.

         The Company shall not close its books against the transfer of Series B Preferred or of Common Stock issued or issuable upon conversion of Series B Preferred in any manner which interferes with the timely conversion of Series B Preferred.

         Following the amendment to its Articles of Incorporation to increase its authorized Common Stock to permit conversion of the Series B Preferred Stock, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the conversion of the Series B Preferred, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series B Preferred.

         All shares of Common Stock which are so issuable shall, when issued be duly and validly issued, outstanding, fully paid and nonassessable and free from all taxes, liens and charges.

                                   ARTICLE IV

                                  VOTING RIGHTS

         The holders of Series B Preferred Stock will be entitled to vote on matters submitted generally to the shareholders of the Company on the basis of
38.39 votes for each share of Series B Preferred Stock held by such holder. Unless the vote or consent of the holders of a greater number of shares is required by law, the consent of the holders of at least a majority in interest of Series B Preferred Stock at the time outstanding shall be necessary to change, alter or revoke the rights and preferences conferred upon the Series B Preferred Stock by the Articles of Incorporation or this Amendment, as amended from time to time, or for issuance of further shares of this series or another class of preferred stock which shall be senior to the Series B Preferred Stock.

         To the extent that under the Florida Business Corporation Act the vote of the holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (except as otherwise may be required under the Florida Business Corporation Act) shall constitute the approval of such action by the class.

                                    ARTICLE V

                              PROTECTION PROVISIONS

         So long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of a majority in interest of the Holders of the then outstanding shares of Series B Preferred
Stock:

         1. alter or change the rights, preferences or privileges of the Series B Preferred Stock or issue more than 500,000 shares of Series B Preferred Stock;

         2. alter or change the rights, preferences or privileges of any previously issued shares of capital stock of the Company so as to affect adversely the Series B Preferred Stock;

         3. create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company;

         4. create any new class or series of capital stock ranking pari passu with the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company;

         5.       increase the authorized number of shares of Series B Preferred
                  Stock;

         6. issue any shares of Series A Preferred Stock other than pursuant to the Letter Agreement dated March 27, 2000;

         7. redeem, or declare or pay any cash dividend or distribution on, any junior securities; or

         8. issue any additional shares of capital stock, common or preferred, for any purpose other than as employee benefits or for acquisitions of companies or assets.

                                   ARTICLE VI

                                      RANK

         The Series B Preferred Stock shall rank (i) prior to the Company's Common Stock; (ii) prior to any class or series of capital stock of the Company hereafter created that, by its terms, ranks junior to the Series B Preferred Stock ("Junior Securities"); (iii) junior to the Company's Series A Convertible Preferred Stock; (iv) junior to any class or series of capital stock of the Company hereafter created with the consent of the holders of Series B Preferred Stock specifically ranking, by its terms, senior to the Series B Preferred Stock; and (v) pari passu with any class or series of capital stock of the Company hereafter created with the consent of the Holders of Series B Preferred Stock specifically ranking by its terms on parity with the Series B Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

         IN WITNESS WHEREOF, the Company has caused this Amendment of Designations, Preferences and Rights to be executed by its duly authorized officer.

                                     AMERICAN QUANTUM CYCLES, INC.


                                     By:
                                        ---------------------------------------
                                     Name:
                                          -------------------------------------
                                     Its:
                                          -------------------------------------
DATED: August 16, 2000